Exhibit 10.1

House Leasing Contract

Leaser (Party A): Zhang Junsheng

Leasee (Party B): Harbin Jiarun Hospital Co., Ltd

This Agreement is formulated and concluded by and between the Leaser and the Leasee through equity and voluntary in accordance with the Contract Law of the People's Republic of China and provisions of rules and regulations.

Article I.	In so far as the leasing house is located at1st – 7th Floor, Industrial and Commercial Bank Building, Xingfu Street, Hulan Town, Hulan District, Harbin City. (including Rm. 3 of 1st – 7th Floor, Unit 8, Industrial and Commercial Bank Building, Xingfu Street); the area is in total of 3,200 square meters.

Article II.	With regard to the term of lease shall be as of 1stof January to 30thof September 2014.

Article III.	The house rent shall be Eighty-five Thousand Yuan each month.

Article IV.	Party B is responsible for paying and undertaking water charge, electric charge,gas fee, telephone bill, health costs, heating fee and property management fee, as well as other taxes and expenses (i.e. real estate tax, land occupancy tax, and individual income tax etc).

Article V.	The rented houses are used for operation of Harbin Jiarun Hospital Co., Ltd.

Article VI.	With regard to the maintenance costs during the leasing period shall be borne by Party B.

Article VII.	Party B, in compliance with the operation thereof, shall negotiate with Party A and get approval at the moment of reconstructing, improving, decorating or newly adding other articles.

Article VIII.	Any earnings acquired due to occupation and use of houses during the leasing period shall owned by Party B.

Article IX.	Where any changes arising from the house-ownership within leasing period shall not impact the rights under this Contract.

Article X.	Where Party B is inclined to rent the house at the moment of expiration of leasing period, shall sign the renewal contract with Party Awithin 30 days in advance.

Article XI. Obligations of Party A

1. Party A is obliged to provide the House Ownership Certificate or other certifications to lease house and identity certifications which can prove his/her right of leasing.

2. Party A is required to provide houses to Party B as per agreed conditions.

3. Party A is responsible for maintaining the leasing houses and supporting facilities, and then paying administrative taxes and expenses as a consequence of house leasing.

Article XII. Obligations of Party B

1. Party B shall provideID card and Business License and other authentic identifications.

2. Party B is required to pay all kinds of fees and expenses on time for the purpose of keeping normal use of the houses.

3. Party B shall not engage in any unlawful acts by virtue of the leasing houses.

Article XIII. Liability for Breach of Contract

1.	Where the Leasee fails to pay all kinds of overdue rental expenses, in addition to affording the rental expenses, shall assume any overdue fine and penalties and other losses thereof.
2.	In case of the Leasee violates the Contact and leases the houses to any third party (parties) voluntarily, which have caused damages to the houses, shall be responsible for liability for damage.

Leaser (Party A): Zhang Junsheng                                Leasee (Party B): Harbin Jiarun Hospital Co., Ltd

Date: 10th November 2013                                       Date: 10th November 2013